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                                                                    Exhibit 23.1

               Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Independent Auditors" and to the use of our report dated September 25, 1997 (except earnings per share amounts and Notes J, O and U, as to which the date is March 30, 1998), with respect to the consolidated financial statements of Advanced Lighting Technologies, Inc., and to the use of our report dated December 19, 1997 with respect to the financial statements of Ruud Lighting, Inc. in Amendment No. 2 to the Registration Statement (Form S-4, No. 333-58609) and related Prospectus of Advanced Lighting Technologies, Inc. for the registration of $100,000,000 of 8% Senior Notes due 2008.

                                             /s/ Ernst & Young LLP

Cleveland, Ohio
September 4, 1998